UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

This filing contains a Fact Check message from Tony Thompson.

From the desk of

Tony Thompson

CEO, Thompson National Properties

FACT CHECK:

Batinovich Misleads SRT Shareholders and Advisors About TNP’s Delivery of Data to Postpone Election

*REMINDER: RETURN THE ORANGE BALLOT AND GREEN BALLOT TO PROTECT YOUR VOTING RIGHTS

Please Return By: Thursday, December 26th*

Click Here To Download Orange and Green Ballots

BY FAX 714-876-1492 or EMAIL TO INFO@PROTECTOURINVESTMENT.ORG*

FOR MORE INFO VISIT WWW.PROTECTOURINVESTMENT.ORG OR CALL 1-800-401-7905

BATINOVICH’S FICTITIOUS CLAIMS	THE FACTS

Batinovich Claim: SRT is postponing the Annual Shareholders Meeting scheduled on January 10, 2014 to February 7, 2014 because the original Transfer Agent did not provide the shareholder database to SRT in a timely manner

FACT: On April 4, 2013, the original Transfer Agent received the first email request from SRT’s CFO Dee Balch, who was later terminated, for the shareholder mailing list.  On April 5, 2013, an SRT representative was promptly provided with the mailing list.

Batinovich Claim: SRT’s original Transfer Agent had a judgment entered against it regarding compliance with the interim validation of updating shareholder data.

FACT: The court filed a final judgment on November 13, 2013 affirming that the original Transfer Agent had in fact provided to the REIT all Shareholder Information required to hold a shareholder meeting, and was ordered to continue doing so.

Batinovich Claim: The original Transfer Agent has never complied with SRT’s requests to turn over shareholder information in a timely manner preventing SRT from 1) holding a shareholder meeting, or, 2) distributing a dividend.

FACT:  As the official timeline and records of requests and responses will show, from April 4, 2013 to date, the original Transfer Agent has complied with every request made by the new Transfer Agent in a timely manner.  Is this simply another stalling tactic by Batinovich so he can protect all 6 of his own positions with SRT and use SRT funds to pay the board’s excessive fees rather than restore the kind of dividends shareholders expect and deserve?

TIMELINE OF OFFICIAL COMMUNICATIONS

Official Internal Documents Attached for

Verification

DATE	COMMUNICATION & ACTION
April 4, 2013

Transfer Agent received email from SRT CFO Dee Balch asking for a master shareholder list for 10K mailing.  Dee explained by phone that the board had chosen a new printer to send the 10K and needed the list.

April 5, 2013	SRT Representative is provided with the Shareholder mailing list on a disk.

April 17, 2013	Transfer Agent receives request for Financial Representative email addresses to send 10K; provided by email.

April 22, 2013	SRT CFO Dee Balch asks for an updated list containing same information for 10-KA mailing; a new disk is provided on the same day.

April 25, 2013	Transfer Agent participates in a conference call with the new Transfer Agent, Phoenix American, and Batinovich regarding work entailed in conversion of shareholder data.

April 26, 2013	Transfer Agent provides Phoenix field layout reports for conversion and transfer examples so they can begin programming their system.

May 21, 2013	SRT signs agreement with Phoenix as new transfer agent. Phoenix states conversion will take 2-3 months to build out their system to receive data.

May 29, 2013	Original Transfer Agent begins internal programming to provide data to Phoenix as requested.

September 6, 2013

Original Transfer Agent sends the following Shareholder data with internal ID codes to connect data within a database and documents to Phoenix: Addresses, phone numbers, email addresses, total shares, amount invested, SSN or Tax ID, transaction dates, initial and additional purchases ($ and shares), dividend payments, reinvestments, transfers, redemptions, copies of subscription agreements, address and distribution changes, historic 1099’s, and IRS custodial data

September 16, 2013	Original Transfer Agent receives list of detailed questions from Phoenix on data received

September 18-20, 2013	Original Transfer Agent responds to Phoenix request for detailed information

September 20, 2013

Original Transfer Agent receives request from SRT representative and two Phoenix representatives to continue maintaining SRT database during conversion including transfers, address and distribution changes and confirmations.  Also, to provide complete updated data at the end of the conversion.

November 12, 2013	Original Transfer Agent sends selling and current Financial Representatives, DDOs and Broker Dealer data to Phoenix

CLICK HERE FOR INTERNAL DOCUMENTS

FOR MORE INFO

VISIT WWW.PROTECTOURINVESTMENT.ORG OR CALL THE SHAREHOLDER HOTLINE 1-800-401-7905

###

The SRT Shareholders Coalition (the “Coalition”) has filed definitive proxy statements and related materials with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of written requests to call a special meeting of SRT shareholders and solicitation of proxies for the 2013 annual meeting of SRT shareholders.  SRT shareholders should read the Coalition’s definitive proxy statements and its other publicly-filed proxy materials as they become available, because they contain important information.  This is not a solicitation of proxies, and stockholders are not being asked to provide proxies to the Coalition at this time.  Information regarding the direct and indirect interests of the Coalition and each other participant in the solicitation of written requests to call a special meeting or the solicitation of proxies for the annual meeting are included in the Coalition’s proxy materials filed with the SEC.  The Coalition’s proxy materials and other SEC filings may be accessed without charge at the SEC’s website at www.sec.gov The following persons are participants in connection with the solicitations:  Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Anthony Thompson, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC.